ARTICLES OF INCORPORATION                         Filed #C20654-99
                                                  AUGUST 20, 1999
OF                                                In the offices of
                                                 Dean Heller. Secretary of State
PULTRONEX CORPORATION


KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, has this day is voluntarily forming a corporation under the laws of the State of Nevada and does hereby certify:

ARTICLE ONE

The name of this corporation is PULTRONEX CORPORATION

ARTICLE TWO

The resident agent of said corporation shall be Pacific Corporate Services Inc., 7631 Bermuda Road, Las Vegas, NV., 89123 and such other offices as may be determined by the By-Laws in and outside the State of Nevada.

ARTICLE THREE

The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

ARTICLE FOUR

The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporator signing these Articles as follows:

DENNIS BROVARONE
11249 W. 103RD DR.
WESTMINSTER, CO 80021

ARTICLE FIVE

The Corporation is to have perpetual existence.
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ARTICLE SIX

The total authorized capitalization of this Corporation shall be and is the sum of 200,000,000 shares of Common Stock at $0.001 par value and 1,000,000 shares of Preferred Stock at $0.001 par value. Said common stock shall not be entitled to cumulative voting or pre-emptive rights. Said common shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgment of the Board of Directors as to the value thereof shall be conclusive. The preferred stock may be issued in different series, the rights and preferences thereof shall be determined by the Board of Directors.

ARTICLE SEVEN

The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN WITNESS WHEREOF, I have set my hand this 18th day of August, 1999.


/s/DENNIS BROVARONE
-------------------
Dennis Brovarone, Incorporator

On this 18TH day of August, 1999 before me, a Notary Public in and for Jefferson County, Colorado personally appeared, Dennis Brovarone known to me to be the person whose name is subscribed to the foregoing instrument, and he duly acknowledged to me that he executed the same for the purpose therein mentioned.


/s/NOTARY PUBLIC
Kirk R McCrimmon'My Commission Exires
May 31, 2003
Notary Public

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